Exhibit 99.1
Item 7. Management’s discussion and analysis of financial condition and results of operation (Updated)
          Management’s discussion and analysis of financial condition and results of operations, or MD&A, is provided as a supplement to the accompanying consolidated financial statements and footnotes to help provide an understanding of our financial condition, changes in our financial condition and results of operations. The MD&A is organized as follows:
•	Forward-looking statements. This section discusses how forward-looking statements made by us in the MD&A and elsewhere in this report are based on management’s present expectations about future events and are inherently susceptible to uncertainty and changes in circumstances.

•	Business Overview. This section provides an introductory overview and context for the discussion and analysis that follows in MD&A.

•	Critical Accounting Policies and Estimates. This section discusses those accounting policies that are both considered important to our financial condition and operating results and require significant judgment and estimates on the part of management in their application.

•	Results of Operations. This section provides analysis of the Company’s results of operations for the three fiscal years ended April 30, 2009. A brief description is provided of transactions and events that impact comparability of the results being analyzed.

•	Financial Condition and Liquidity. This section provides an analysis of our cash position and cash flows, as well as a discussion of our financing arrangements and financial commitments.
Forward Looking Statements
          The following discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ substantially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Item 1A. Risk Factors.” The following discussion should be read together with our consolidated financial statements and related notes thereto included elsewhere in this document.
Business Overview
          We are a leading provider of optical subsystems and components that connect local area networks, or LANs, storage area networks, or SANs, and metropolitan area networks, or MANs fiber-to-home networks, or FTTx, cable television networks, or CATV, and wide area networks, or WANs. Our optical subsystems consist primarily of transceivers and transponders which provide the fundamental optical-electrical interface for connecting the equipment used in building these networks. These products rely on the use of digital and analog RF semiconductor lasers in conjunction with integrated circuit design and novel packaging technology to provide a cost-effective means for transmitting and receiving digital signals over fiber optic cable using a wide range of network protocols, transmission speeds and physical configurations over distances from 100 meters up to 200 kilometers. We also provide products for dynamically switching network traffic from one optical link to another across multiple wavelengths without first converting to an electrical signal known as reconfigurable optical add/drop multiplexers, or ROADMs. Our line of optical components consists primarily of packaged lasers and photodetectors used in transceivers, primarily for LAN and SAN applications and passive optical components used in building MANs. Our manufacturing operations are vertically integrated and include integrated circuit design and internal assembly and test capabilities for our optical subsystem products, as well as key components used in those products. We sell our optical subsystem and component products to manufacturers of storage and networking equipment such as Alcatel-Lucent, Brocade, Cisco Systems, EMC, Emulex, Ericsson, Hewlett-Packard Company, Huawei, IBM, Juniper, Qlogic, Siemens and Tellabs.
          Since October 2000, we have completed the acquisition of ten privately-held companies and certain businesses and assets from six other companies in order to broaden our product offerings and provide new sources of revenue, production capabilities and access to advanced technologies that we believe will enable us to reduce our product costs and develop innovative and more highly integrated product platforms while accelerating the timeframe required to develop such products.
          We recognize revenue when persuasive evidence of an arrangement exists, title and risk of loss pass to the customer, which is generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, we allocate revenue to the separate elements based upon each element’s fair value as determined by the list price for such element.
          We sell our products through our direct sales force, with the support of our manufacturers’ representatives, directly to domestic customers and indirectly through distribution channels to international customers. The evaluation and qualification cycle prior to the initial sale for our optical subsystems may span a year or more.
          The market for optical subsystems and components is characterized by declining average selling prices resulting from factors such as industry over-capacity, increased competition, the introduction of new products and the growth in unit volumes as manufacturers continue to deploy network and storage systems. We anticipate that our average selling prices will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any certainty.
          Our cost of revenues consists of materials, salaries and related expenses for manufacturing personnel, manufacturing overhead, warranty expense, inventory adjustments for obsolete and excess inventory and the amortization of acquired developed technology associated with acquisitions that we have made. We manufacture our optical subsystem products at our subsidiary in Ipoh, Malaysia. We manufacture VCSELs used in our LAN/SAN products at our facility in Allen, Texas. We manufacture long wavelength FP and certain DFB lasers used in our MAN and telecom products at our facility in Fremont, California. We manufacture certain passive components used in our MAN and telecom products at our facility in Shanghai, China. We conduct manufacturing engineering, supply chain management, quality assurance and documentation control at our facility in Sunnyvale, California. As a result of building a vertically integrated business model, our manufacturing cost structure has become more fixed. While this can be beneficial during periods when demand is strong, it can be more difficult to reduce costs during periods when demand for our products is weak, product mix is unfavorable or selling prices are generally lower. While we have undertaken measures to reduce our operating costs there can be no assurance that we will be able to reduce our cost of revenues enough to achieve or sustain profitability.
          Our gross profit margins vary among our product families. Our optical products sold for longer distance MAN and telecom applications typically have higher gross margins than our products for shorter distance LAN and SAN applications. Our overall gross margins have fluctuated from period to period as a result of overall revenue levels, shifts in product mix, the introduction of new products, decreases in average selling prices and our ability to reduce product costs.
          Research and development expenses consist primarily of salaries and related expenses for design engineers and other technical personnel, the cost of developing prototypes and fees paid to consultants. We charge all research and development expenses to operations as incurred. We believe that continued investment in research and development is critical to our long-term success.
          Sales and marketing expenses consist primarily of commissions paid to manufacturers’ representatives, salaries and related expenses for personnel engaged in sales, marketing and field support activities and other costs associated with the promotion of our products.
          General and administrative expenses consist primarily of salaries and related expenses for administrative, finance and human resources personnel, professional fees, and other corporate expenses.
          Acquired in-process research and development represents the amount of the purchase price in a business combination allocated to research and development projects underway at the acquired company that had not reached the technologically feasible stage as of the closing of the acquisition and for which we had no alternative future use.
          A portion of the purchase price in a business combination is allocated to goodwill and intangibles. Prior to May 1, 2002, goodwill and purchased intangibles were amortized over their estimated useful lives. Subsequent to May 1, 2002, goodwill and intangible assets with indefinite lives are no longer amortized but are subject to annual impairment testing. The cost of definite lived intangibles are amortized on a straight-line basis over their estimated economic life.
          Impairment charges consist of write downs of the carrying value of certain intangible assets and goodwill arising from various business combinations to their fair value.
          Restructuring costs generally include termination costs for employees associated with a formal restructuring plan and the cost of facilities or other unusable assets abandoned or sold.
          Other income and expenses generally consist of bank fees, gains or losses as a result of the periodic sale of assets and other-than-temporary decline in the value of investments.

Combination with Optium Corporation
     On August 29, 2008, Finisar completed a business combination with Optium Corporation, a leading designer and manufacturer of high performance optical subsystems for use in telecommunications and cable TV network systems, through the merger of Optium with a wholly-owned subsidiary of Finisar. We believe that the combination of the two companies created the world’s largest supplier of optical components, modules and subsystems for the communications industry and will leverage the Finisar’s leadership position in the storage and data networking sectors of the industry and Optium’s leadership position in the telecommunications and CATV sectors to create a more competitive industry participant. In addition, as a result of the combination, we expect to realize cost synergies related to operating expenses and manufacturing costs resulting from (1) the transfer of production to lower cost locations, (2) improved purchasing power associated with being a larger company and (3) cost synergies associated with the integration of components into product designs previously purchased in the open market by Optium. We have accounted for the combination using the purchase method of accounting and as a result have included the operating results of Optium in our consolidated financial results since the August 29, 2008 consummation date. The Optium results are included in our optical subsystems and components segment. At the closing of the merger, we issued 20,101,082 shares of Finisar common stock, valued at approximately $242.8 million, in exchange for all of the outstanding common stock of Optium. The value of the shares issued was calculated using the five day average of the closing price of the Company’s common stock from the second trading day before the merger announcement date on May 16, 2008 through the second trading day following the announcement, or $12.08 per share.
Sale of Network Performance Test Systems Business
          During the three months ended August 2, 2009, we completed the sale of substantially all of the assets of our Network Tools Division to JDSU. We received $40.6 million in cash and recorded a net gain on sale of the business of $36.1 million before income taxes in the first quarter of fiscal 2010. The assets, liabilities and operating results related to this business, have been classified as discontinued operations in the consolidated financial statements for all periods presented.
          Following the completion of the sale, we no longer offer network performance test products. These products accounted for $37.3 million, $38.6 million and $44.2 million in revenues during fiscal 2007, 2008 and 2009, respectively. Gross profit and operating profit margins on sales of network performance test products have generally been higher than on our optical subsystem and component products. Accordingly, we expect that our revenues and profitability will be adversely affected following the sale unless and until we are able to achieve significant growth in our optical subsystems and components business.
Critical Accounting Policies
          The preparation of our financial statements and related disclosures require that we make estimates, assumptions and judgments that can have a significant impact on our net revenue and operating results, as well as on the value of certain assets, contingent assets and liabilities on our balance sheet. We believe that the estimates, assumptions and judgments involved in the accounting policies described below have the greatest potential impact on our financial statements and, therefore, consider these to be our critical accounting policies. See Note 3 to our consolidated financial statements included elsewhere in this report for more information about these critical accounting policies, as well as a description of other significant accounting policies. We believe there have been no material changes to our critical accounting policies during the fiscal year ended April 30, 2009 compared to prior years.
     Stock-Based Compensation Expense
          We account for stock-based compensation in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), Share-Based Payment (“SFAS 123R”), which requires the measurement and recognition of compensation expense for all stock-based payment awards made to employees and directors including employee stock options and employee stock purchases under our Employee Stock Purchase Plan based on estimated fair values. SFAS 123R requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option pricing model. We use the Black-Scholes option pricing model to determine the fair value of stock based awards under SFAS 123R. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our consolidated statements of operations.
          Stock-based compensation expense recognized in our consolidated statements of operations for the fiscal years ended after April 30, 2006 includes compensation expense for stock-based payment awards granted prior to, but not yet vested as of, the adoption of SFAS 123R, based on the grant date fair value estimated in accordance with the provisions of

SFAS 123 and compensation expense for stock-based payment awards granted subsequent to April 30, 2006 based on the grant date fair value estimated in accordance with the provisions of SFAS 123R. Compensation expense for expected-to-vest stock-based awards that were granted on or prior to April 30, 2006 was valued under the multiple-option approach and will continue to be amortized using the accelerated attribution method. Subsequent to April 30, 2006, compensation expense for expected-to-vest stock-based awards is valued under the single-option approach and amortized on a straight-line basis, net of estimated forfeitures.
     Revenue Recognition, Warranty and Sales Returns
          Our revenue recognition policy follows SEC Staff Accounting Bulletin (SAB) No. 104, Revenue Recognition. Specifically, we recognize revenue when persuasive evidence of an arrangement exists, title and risk of loss have passed to the customer, generally upon shipment, the price is fixed or determinable and collectability is reasonably assured. For those arrangements with multiple elements, or in related arrangements with the same customer, the arrangement is divided into separate units of accounting if certain criteria are met, including whether the delivered item has stand-alone value to the customer and whether there is objective and reliable evidence of the fair value of the undelivered items. The consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are applied to each of the separate units. For units of accounting which include more than one deliverable, we generally recognize all revenue and cost of revenue for the unit of accounting over the period in which the last undelivered item is delivered.
          At the time revenue is recognized, we establish an accrual for estimated warranty expenses associated with our sales, recorded as a component of cost of revenues. Our standard warranty period usually extends 12 months from the date of sale although it can extend for longer periods of three to five years for certain products sold to certain customers. Our warranty accrual represents our best estimate of the amounts necessary to settle future and existing claims on products sold as of the balance sheet date. While we believe that our warranty accrual is adequate and that the judgment applied is appropriate, such amounts estimated to be due and payable could differ materially from what actually transpire in the future. If our actual warranty costs are greater than the accrual, costs of revenue will increase in the future. We also provide an allowance for estimated customer returns, which is netted against revenue. This provision is based on our historical returns, analysis of credit memo data and our return policies. If the historical data used by us to calculate the estimated sales returns does not properly reflect future returns, revenue could be overstated.
     Allowance for Doubtful Accounts
          We evaluate the collectability of our accounts receivable based on a combination of factors. In circumstances where, subsequent to delivery, we become aware of a customer’s potential inability to meet its obligations, we record a specific allowance for the doubtful account to reduce the net recognized receivable to the amount we reasonably believe will be collected. For all other customers, we recognize an allowance for doubtful accounts based on the length of time the receivables are past due. A material adverse change in a major customer’s ability to meet its financial obligations to us could result in a material reduction in the estimated amount of accounts receivable that can ultimately be collected and an increase in our general and administrative expenses for the shortfall.
     Slow Moving and Obsolete Inventories
          We make inventory commitment and purchase decisions based upon sales forecasts. To mitigate the component supply constraints that have existed in the past and to fill orders with non-standard configurations, we build inventory levels for certain items with long lead times and enter into certain longer-term commitments for certain items. We permanently write off 100% of the cost of inventory that we specifically identify and consider obsolete or excessive to fulfill future sales estimates. We define obsolete inventory as inventory that will no longer be used in the manufacturing process. We periodically discard obsolete inventory. Excess inventory is generally defined as inventory in excess of projected usage, and is determined using our best estimate of future demand at the time, based upon information then available to us. In making these assessments, we are required to make judgments as to the future demand for current or committed inventory levels. We use a 12-month demand forecast, and in addition to the demand forecast, we also consider:
•	parts and subassemblies that can be used in alternative finished products;

•	parts and subassemblies that are unlikely to be engineered out of our products; and

•	known design changes which would reduce our ability to use the inventory as planned.

          Significant differences between our estimates and judgments regarding future timing of product transitions, volume and mix of customer demand for our products and actual timing, volume and demand mix may result in additional write-offs in the future, or additional usage of previously written-off inventory in future periods for which we would benefit from a reduced cost of revenues in those future periods.
     Investment in Equity Securities
          For strategic reasons, we may make minority investments in private or public companies or extend loans or receive equity or debt from these companies for services rendered or assets sold. Our minority investments in private companies are primarily motivated by our desire to gain early access to new technology. Our investments in these companies are passive in nature in that we generally do not obtain representation on the boards of directors. Our investments have generally been part of a larger financing in which the terms were negotiated by other investors, typically venture capital investors. These investments are generally made in exchange for preferred stock with a liquidation preference that helps protect the underlying value of our investment. At the time we made our investments, in most cases the companies had not completed development of their products and we did not enter into any significant supply agreements with the companies in which we invested. In determining if and when a decline in the market value of these investments below their carrying value is other-than-temporary, we evaluate the market conditions, offering prices, trends of earnings and cash flows, price multiples, prospects for liquidity and other key measures of performance. Our policy is to recognize an impairment in the value of its minority equity investments when clear evidence of an impairment exists, such as (a) the completion of a new equity financing that may indicate a new value for the investment, (b) the failure to complete a new equity financing arrangement after seeking to raise additional funds or (c) the commencement of proceedings under which the assets of the business may be placed in receivership or liquidated to satisfy the claims of debt and equity stakeholders. As of April 30, 2009, the carrying value of these investments totaled $14.3 million. Future adverse changes in market conditions or poor operating results at any of the companies in which we hold a minority position could result in losses or an inability to recover the carrying value of these investments.
     Restructuring Accrual
          Liability for costs associated with an exit or disposal activity is recognized when the liability is incurred in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS 146”). During the second quarter of fiscal 2006, we consolidated our Sunnyvale facilities into one building and permanently exited a portion of our Scotts Valley facility. As a result of these activities, we recorded restructuring charges of approximately $3.1 million. These restructuring charges included $290,000 of miscellaneous costs required to effect the closures and approximately $2.8 million of non-cancelable facility lease payments. Of the $3.1 million in restructuring charges, $1.9 million related to our optical subsystems and components segment and $1.2 million related to our discontinued operations. During the first quarter of fiscal 2009, we recorded additional restructuring charges of $0.6 million for the remaining portion of the Scotts Valley facility that had been used for a product of our discontinued operations, which was sold in first quarter of fiscal 2009. See Note 7 to our consolidated financial statements for additional details regarding the sale of product line.
          The facilities consolidation charges were calculated using estimates that were based upon the remaining future lease commitments for vacated facilities from the date of facility consolidation, net of estimated future sublease income. The estimated costs of vacating these leased facilities were based on market information and trend analyses, including information obtained from third party real estate sources. As of April 30, 2009, $900,000 of committed facilities payments remained accrued and is expected to be fully utilized by fiscal 2011.
     Goodwill, Intangibles and Other Long-Lived Assets
          Our long-lived assets include significant investments in goodwill and other intangible assets. In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS no. 141, Business Combinations (“SFAS 141”) and SFAS no. 142, Goodwill and Other Intangible Assets (“SFAS 142”). SFAS 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting. SFAS 141 also includes guidance on the initial recognition and measurement of goodwill and other intangible assets arising from business combinations completed after June 30, 2001. SFAS 142 prohibits the amortization of goodwill and intangible assets with indefinite useful lives. SFAS 142 requires that these assets be reviewed for impairment at least annually. Intangible assets with finite lives are amortized over their estimated useful lives.
          SFAS 142 requires that goodwill be tested for impairment at the reporting unit level at adoption and at least annually thereafter, utilizing a two-step methodology. The initial step requires us to determine the fair value of each reporting unit and compare it to the carrying value, including goodwill, of such unit. Our optical subsystems unit is our only reporting unit. If the fair value of the reporting unit exceeds the carrying value, no impairment loss would be recognized. However, if the carrying value of the reporting unit exceeds its fair value, the goodwill of the unit may be impaired. The amount, if any, of the impairment is then measured in the second step in which we determine the implied value of goodwill based on the allocation of the estimated fair value determined in the initial step to all assets and liabilities of the reporting unit.
          We are required to make judgments about the recoverability of our long-lived assets, other than goodwill, whenever events or changes in circumstances indicate that the carrying value of these assets may be impaired or not recoverable. In order to make such judgments, we are required to make assumptions about the value of these assets in the future including future prospects for earnings and cash flows. If impairment is indicated, we write those assets down to their fair value which is generally determined based on discounted cash flows. Judgments and assumptions about the future are complex, subjective and can be affected by a variety of factors including industry and economic trends, our market position and the competitive environment of the businesses in which we operate.
          At April 30, 2009, goodwill and intangible assets were $0 million and $31.0 million, respectively. During fiscal 2009, we recorded $150 million of additional goodwill resulting from combination with Optium and $238.5 million of impairment charges for goodwill and other intangible assets as discussed under Results of Operation.
     Accounting for Income Taxes
          We account for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes, (“SFAS 109”). Under this method, income tax expense is recognized for the amount of taxes payable or refundable for the current year. Deferred tax assets and liabilities are recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities and their reported amounts, along with net operating loss carryforwards and credit carryforwards. SFAS 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that a portion of the deferred tax asset will not be realized.
          We provide for income taxes based upon the geographic composition of worldwide earnings and tax regulations governing each region. The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Also, our current effective tax rate assumes that United States income taxes are not provided for the undistributed earnings of non-United States subsidiaries. We intend to indefinitely reinvest the earnings of all foreign corporate subsidiaries accumulated in fiscal 2008 and subsequent years.
          Effective May 1, 2007, we adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109, Accounting for Income Taxes (“FIN 48”). FIN 48 seeks to reduce the diversity in practice associated with certain aspects of measurement and recognition in accounting for income taxes. FIN 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position that an entity takes or expects to take in a tax return. Additionally, FIN 48 provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosures and transition. Under FIN 48, an entity may only recognize or continue to recognize tax positions that meet a “more likely than not” threshold. See Note 20 to our consolidated financial statements for additional information.

Results of Operations
          The following table sets forth certain statement of operations data as a percentage of total revenues for the periods indicated:

	Fiscal Years Ended
	April 30,
	2009	2008	2007
Revenues	100.0%	100.0%	100.0%
Cost of revenues	70.8	70.2	67.9
Amortization of acquired developed technology	1.0	1.1	1.1
Impairment of acquired developed technology	0.3	—	—

Gross profit	27.9	28.7	31.0

Operating expenses:
Research and development	16.1	15.7	13.2
Sales and marketing	5.6	6.7	6.1
General and administrative	7.2	9.6	8.9
Acquired in-process research and development	2.1	—	1.5
Amortization of purchased intangibles	0.4	0.3	0.1
Impairment of goodwill and intangible assets	48.0	—	—

Total operating expenses	79.4	32.3	29.8

Income (loss) from operations	(51.5)	(3.6)	1.2
Interest income	0.3	1.4	1.6
Interest expense	(2.9)	(5.4)	(4.8)
Gain (Loss) on convertible debt exchange	0.6	—	(8.3)
Other income (expense), net	(0.7)	—	(0.2)

Loss from continuing operations before income taxes and cumulative effect of change in accounting principle	(54.2)	(7.6)	(10.5)
Provision for (benefit from) income taxes	(1.4)	(0.6)	(0.7)

Loss from continuing operations before cumulative effect of change in accounting principle	(52.8)	(8.2)	(11.2)
Cumulative effect of change in accounting principle, net of taxes	—	—	(0.3)

Loss from continuing operations	(52.8)	(8.2)	(10.9)

Income (loss) from discontinued operations, net of income taxes	0.4	(11.5)	(2.5)

Net income	(52.4)%	(19.7)%	(13.4)%

Comparison of Fiscal Years Ended April 30, 2009 and 2008
          Revenues. Revenues increased $95.4 million, or 23.8%, to $497.1 million in fiscal 2009 compared to $401.6 million in fiscal 2008. Revenues for fiscal 2009 included $91.3 million from Optium’s operations following the consummation of the combination on August 29, 2008. The increase in revenues was primarily due to a $79.1 million increase in sales of products for 10/40 Gbps applications, partially offset by a $14.7 million decrease in sales of products for shorter distance LAN/SAN applications. Sales of ROADM and CATV products contributed $22.2 and $9.4 million, respectively, to fiscal 2009 revenues. Excluding Optium product revenues, optical subsystem revenues increased $4.2 million, or 1%, to $405.8 million compared to $401.6 million in fiscal 2008. This increase was primarily due to a $9.8 million increase in sales of new products for 10/40 Gbps applications for both LAN/SAN and longer distance MAN applications, partially offset by a $1.4 million decrease in sales of products for shorter distance LAN/SAN applications and a $3.9 million decrease in sales of components.
          Impairment and Amortization of Acquired Developed Technology. Amortization and impairment of acquired developed technology, a component of cost of revenues, increased $1.5 million, or 31.9%, to $6.2 million in fiscal 2009 compared to $4.7 million in fiscal 2008. The increase was primarily due $1.6 million of amortization of assets associated with the Optium merger.
          Gross Profit. Gross profit increased $23.6 million, or 20.5% to $138.8 million in fiscal 2009 compared to $115.2 million in fiscal 2008. The increase in gross profit was partially due to the inclusion of $23.4 million of gross profits from Optium’s operations for eight months of the twelve month period ended April 30, 2009. Gross profit as a percentage of total revenues was 27.9% in fiscal 2009 compared to 28.7% in fiscal 2008. We recorded charges of $14.4 million for obsolete and excess inventory in fiscal 2009 compared to $12.1 million in fiscal 2008. We sold inventory that had been written-off in previous periods resulting in a benefit of $8.1 million in fiscal 2009 and $6.0 million in fiscal 2008. As a result, we recognized a net charge of $6.3 million in fiscal 2009 compared to $6.1 million in fiscal 2008. Manufacturing overhead included stock-based compensation charges of $3.3 million in fiscal 2009 and $2.9 million in fiscal 2008. Additionally, manufacturing overhead in fiscal 2008 included $1.0 million of other payroll related charges associated with the completion of our previously reported stock option investigation. Excluding amortization of acquired developed technology, the net impact of excess and obsolete inventory charges, stock-based compensation charges and other stock option related charges, gross profit would have been $154.5 million, or 31.1% of revenues, in fiscal 2009 compared to $129.9 million, or 32.3% of revenues, in fiscal 2008. The decrease in adjusted gross profit margin was primarily due to inclusion of Optium’s operating results for the eight months ended April 30, 2009.
          Research and Development Expenses. Research and development expenses increased $17.0 million, or 27.1%, to $80.1 million in fiscal 2009 compared to $63.1 million in fiscal 2008. The increase was primarily due to $13.9 million in expenses related to Optium’s operations following the merger and an increase in employee related expenses and costs of materials associated with new product development. Included in research and development expenses were stock-based compensation charges of $5.6 million in fiscal 2009 and $3.5 million fiscal 2008. Additionally, research and development expenses in fiscal 2008 included payroll related charges of $2.6 million incurred in connection with the completion of our stock option investigation. Research and development expenses as a percent of revenues increased to 16.1% in fiscal 2009 compared to 15.7% in fiscal 2008.
          Sales and Marketing Expenses. Sales and marketing expenses increased $717,000, or 2.7%, to $27.7 million in fiscal 2009 compared to $27.0 million in fiscal 2008. The slight increase in sales and marketing expenses was primarily due to payroll related expenses related to the Optium the merger. Included in sales and marketing expenses were stock-based compensation charges of $1.7 million in fiscal 2009 and $1.3 million in fiscal 2008. Additionally, sales and marketing expenses in fiscal 2008 included payroll related charges of $676,000 incurred in connection with the completion of our stock option investigation. Sales and marketing expenses as a percent of revenues decreased to 5.6% in fiscal 2009 compared to 6.7% fiscal 2008.
          General and Administrative Expenses. General and administrative expenses decreased $2.5 million, or 6.6%, to $35.8 million in fiscal 2009 compared to $38.3 million in fiscal 2008. The decrease was primarily due to a $7.9 million decrease in legal and consulting fees as a result of the completion of our stock option investigation and a $2.0 million reduction in litigation and intellectual property related legal fees. This decrease was partially offset by the addition of $5.4 million in expenses primarily related to Optium’s operations following the merger and other personnel and IT related spending. Included in general and administrative expenses were stock-based compensation charges of $2.9 million in fiscal 2009 and $1.9 million in fiscal 2008. Additionally, general and administrative expenses for fiscal 2008 included payroll related charges of $1.1 million incurred in connection with the completion of our stock option investigation. General and administrative expenses as a percent of revenues decreased to 7.2% in fiscal 2009 compared to 9.5% in fiscal 2008.
          Acquired In-process Research and Development. In-process research and development from continuing operations, or IPR&D, expenses were $10.5 million in fiscal 2009, compared to $0 in fiscal 2008. The IPR&D charges in fiscal 2009 were related to the Optium merger.
          Amortization of Purchased Intangibles. Amortization of purchased intangibles increased $953,000, or 79.9%, to $2.1 million in fiscal 2009 compared to $1.2 million in fiscal 2008. The increase was primarily due to $1.6 million of amortization of additional intangible assets acquired in the Optium merger, partially offset by a reduction in amortization of certain assets associated with our AZNA and Kodeos acquisitions.
          Impairment of Goodwill and Intangible Assets. The number of shares to be exchanged in the Optium merger was fixed at 6.262 shares of our common stock for each share of Optium common stock. The closing price of our common stock on May 16, 2008 was $12.24, while a five-day average used to calculate the consideration paid in the merger was $12.08. The preliminary allocation of the merger consideration resulted in the recognition of an additional $150 million of goodwill which, when combined with the $88 million of goodwill acquired prior to the merger, resulted in a total goodwill balance of approximately $238 million. The actual operating results and outlook for both companies between the date of the definitive agreement and the effective date of the merger had not changed to any significant degree, with both companies separately reporting record revenues for their interim quarters.
          Between the effective date of the merger and November 2, 2008, the end of the second quarter of fiscal 2009, we concluded that there were sufficient indicators to require an interim goodwill impairment analysis. Among these indicators were a significant deterioration in the macroeconomic environment largely caused by the widespread unavailability of business and consumer credit, a significant decrease in our market capitalization as a result of a decrease in the trading price of our common stock to $4.88 at the end of the quarter and a decrease in internal expectations for near-term revenues, especially those expected to result from the Optium merger. For purposes of this analysis, our estimates of fair value were based on a combination of the income approach, which estimates the fair value of our reporting units based on future discounted cash flows, and the market approach, which estimates the fair value of our reporting units based on comparable market prices. As of the filing of our quarterly report on Form 10-Q for the second quarter of fiscal 2009, we had not completed our analysis due to the complexities involved in determining the implied fair value of the goodwill for the optical subsystems and components reporting unit, which is based on the determination of the fair value of all assets and liabilities of this reporting unit. However, based on the work performed through the date of the filing, we concluded that an impairment loss was probable and could be reasonably estimated. Accordingly, we recorded a $178.8 million non-cash goodwill impairment charge, representing our best estimate of the impairment loss during the second quarter of fiscal 2009.
          While finalizing our impairment analysis during the third quarter of fiscal 2009, we concluded that there were additional indicators sufficient to require another interim goodwill impairment analysis. Among these indicators were a worsening of the macroeconomic environment largely caused by the unavailability of business and consumer credit, an additional decrease in our market capitalization as a result of a decrease in the trading price of our common stock to $4.08 at the end of the quarter and a further decrease in internal expectations for near-term revenues. For purposes of this analysis, our estimates of fair value were again based on a combination of the income approach and the market approach. As of the filing of our quarterly report on Form 10-Q for the third quarter of fiscal 2009, we had not completed our analysis due to the complexities involved in determining the implied fair value of the goodwill for the optical subsystems and components reporting unit. However, based on the work performed through the date of the filing, we concluded that an impairment loss was probable and could be reasonably estimated. Accordingly, we recorded an additional $46.5 million non-cash goodwill impairment charge, representing our best estimate of the impairment loss during the third quarter of fiscal 2009.
          As of the first day of the fourth quarter of fiscal 2009, the Company performed the required annual impairment testing of goodwill and indefinite-lived intangible assets and determined that the remaining balance of goodwill of $13.8 million was impaired and accordingly recognized an additional impairment charge of $13.8 million in the fourth quarter of fiscal 2009.
          During fiscal 2009, we recorded a total of $238.5 million in goodwill impairment charges. At April 30, 2009, the carrying value of goodwill was zero.
          Interest Income. Interest income decreased $4.0 million, or 69.0%, to $1.8 million in fiscal 2009 compared to $5.8 million in fiscal 2008. This decrease was due to decreases in our cash balances, primarily as a result of the principal repayment of $100.0 million on our 5 1/4% convertible notes due October 15, 2008.
          Interest Expense. Interest expense decreased $7.3 million, or 33.3%, to $14.6 million in fiscal 2009 compared to $21.9 million in fiscal 2008. This decrease was primarily related to the principal repayment of $100.0 million on our 5 1/4% convertible notes due October 15, 2008. Of the total interest expense for fiscal 2009 and fiscal 2008, approximately $7.9 million and $12.3 million, respectively, was related to our convertible subordinated notes due in 2008 and 2010 and other borrowings, $1.8 million and $4.9 million, respectively, represented a non-cash charge to amortize the beneficial conversion feature of the notes due in 2008, and $4.9 million and $4.6 million, respectively, represented a non-cash charge related to the adoption of FSP APB 14-1.
          Gain on Debt Repurchase. During fiscal 2009, we repurchased $8.0 million in principal value of our 2.5% convertible notes due October 15, 2010 at a discount to par value of 50.1% and recorded a gain on the repurchase of $3.1 million.
          Other Income (Expense), Net. Other expense from continuing operations was $3.7 million in fiscal 2009 compared to other income of $113,000 in fiscal 2008. The increase in other expense in fiscal 2009 was primarily due to unrealized non-cash charges of $1.6 million related to the re-measurement of foreign currency denominated accounts receivable and payable on the books of a subsidiary, a loss of $1.0 million on disposal of fixed assets and a loss of $796,000 on impairment of an investment in equity security.
          Provision for Income Taxes. We recorded an income tax benefit of $7.0 million for fiscal 2009 which included a non-cash benefit of $7.8 million from the reversal of previously recorded deferred tax liabilities as a result of the impairment of goodwill in fiscal 2009 and current tax expense of $900,000 for minimum federal, state taxes and foreign income taxes arising in certain foreign jurisdictions in which we conduct business. We recorded an income tax provision of $2.2 million for fiscal 2008. The income tax provision for fiscal 2008 included a non-cash charge $1.8 million for deferred tax liabilities that were recorded for tax amortization of goodwill for which no financial statement amortization has occurred under generally accepted accounting principles as promulgated by SFAS 142 and current tax expense of $500,000 for minimum federal and state taxes and foreign income taxes arising in certain foreign jurisdictions in which we conduct business. Due to the uncertainty regarding the timing and extent of our future profitability, we have recorded a valuation allowance to offset our deferred tax assets which represent future income tax benefits associated with our operating losses. There can be no assurance that our deferred tax assets subject to the valuation allowance will ever be realized.
          Income/Loss from Discontinued Operations, Net of Taxes. Income from discontinued operations increased $48.3 million to $2.1 million in fiscal 2009 compared to a loss of $46.2 million in fiscal 2008. Based on our annual goodwill impairment analysis in fiscal 2008, we determined that the goodwill related to our network performance test systems reporting unit was impaired and had an estimated implied fair value of zero. As a result, we recorded an estimated impairment charge of $40.1 million in the fourth quarter of fiscal 2008.
Comparison of Fiscal Years Ended April 30, 2008 and 2007
          Revenues. Revenues increased $20.4 million, or 5.3%, to $401.6 million in fiscal 2008 compared to $381.3 million in fiscal 2007. Sales of products for short distance LAN/SAN applications decreased $9.3 million, or 4.1%, and sales of products for MAN and telecom applications increased $29.7 million, or 19.3%. The decrease in revenues from the sale of products for short distance LAN/SAN applications was primarily due to a decrease in sales of components used in these applications. The increase in revenues from the sales of MAN and telecom products was primarily the result of increased sales of 10 Gbps products to existing customers.
          Amortization of Acquired Developed Technology. Amortization of acquired developed technology, a component of cost of revenues, increased $508,000, or 12.2%, in fiscal 2008 to $4.7 million compared to $4.2 million in fiscal 2007. The increase reflects the amortization of additional assets as a result of the acquisitions of AZNA and Kodeos which were completed in the fourth quarter of fiscal 2007, partially offset by the roll-off during fiscal 2008 of certain fully amortized assets associated with the Honeywell and Infineon acquisitions.
          Gross Profit. Gross profit decreased $3.0 million, or 2.5%, to $115.2 million in fiscal 2008 compared to $118.2 million in fiscal 2007. Gross profit as a percentage of total revenue was 28.7% in fiscal 2008 compared to 31.0% in fiscal 2007. We recorded a write down of $12.1 million for obsolete and excess inventory in fiscal 2008 and $11.1 million in fiscal 2007. We sold inventory that was written down in previous periods resulting in a benefit of $6.0 million in fiscal 2008 and $4.1 million in fiscal 2007. As a result, we recognized a net non-cash write down of $6.1 million in fiscal 2008 compared to $8.0 million in fiscal 2007. Manufacturing overhead includes non-cash stock-based compensation expense of $2.9 million in fiscal 2008 and $3.3 million in fiscal 2007. Also included in manufacturing expense in fiscal 2008 was a charge of $985,000 related to personal income taxes that we assumed related to the results of the investigation of our historical stock option granting practices. Excluding the amortization and impairment of acquired developed technology, the net impact of excess and obsolete inventory write downs, stock-based compensation expense, and the assumed personal income taxes, gross profit would have been $129.9 million, or 32.3% of revenue, in fiscal 2008, compared to $133.6 million, or 35.0% of revenue, in fiscal 2007. The decrease in adjusted gross profit margin was primarily due to declines in sales prices for our LAN/SAN products as a result of competitive pricing pressures.
          Research and Development Expenses. Research and development expenses increased $13.0 million, or 25.9%, to $63.1 million in fiscal 2008 compared to $50.1 million in fiscal 2007. The increase was primarily due to the acquisitions of AZNA and Kodeos which contributed an additional $7.2 million in spending in fiscal 2008, of which, $1.2 million was related to AZNA purchase-related retention payments. Also included in research and development expenses in fiscal 2008 were charges of $2.6 million related to personal income taxes of certain employees that we assumed related to the results of the investigation of our historical stock option granting practices. Research and development expenses include non-cash stock-based compensation expense of $3.5 million in fiscal 2008 and $3.1 million in fiscal 2007. The remaining increase of $2.8 million in research and development expense was primarily due to personnel costs related to spending for the development of new higher data rate transceiver products. Research and development expenses as a percent of revenues increased to 15.7% in fiscal 2008 compared to 13.1% in fiscal 2007.
          Sales and Marketing Expenses. Sales and marketing expenses increased $3.6 million, or 15.4%, to $27.0 million in fiscal 2008 compared to $23.4 million in fiscal 2007. The increase in sales and marketing expenses was primarily due to personnel related costs added in anticipation of revenue growth in the last half of the fiscal year. Included in sales and marketing expenses in fiscal 2008 were charges of $676,000 related to personal income taxes of certain employees that we assumed related to the results of the investigation of our historical stock option granting practices and $213,000 related to retention payments as a result of the AZNA purchase. Sales and marketing expenses include non-cash stock-based compensation expense of $1.3 million in fiscal 2008 and $1.2 million in fiscal 2007. Sales and marketing expenses as a percent of revenues increased to 6.7% in fiscal 2008 compared to 6.1% in fiscal 2007.

          General and Administrative Expenses. General and administrative expenses increased $4.2 million, or 12.4%, to $38.3 million in fiscal 2008 compared to $34.1 million in fiscal 2007. The increase was primarily due to a $2.4 million increase in professional services expense related to the investigation of our historical stock option granting practices, charges of $1.1 million related to personal income taxes of certain employees that we assumed related to the results of the stock option investigation, and other personnel related costs including $274,000 related to AZNA purchase-related retention payments. Total professional services expense related to the investigation of our historical stock option granting practices was $7.9 million in fiscal 2008 compared to $5.5 million in fiscal 2007. General and administrative expenses included non-cash stock-based compensation expense of $1.9 million in fiscal 2008 compared to $2.2 million in fiscal 2007. General and administrative expenses as a percent of revenues increased to 9.5% in fiscal 2008 compared to 8.9% in fiscal 2007. Excluding the charges associated with the investigation, general and administrative expenses would have been $29.3 million or 7.3% of revenue in fiscal 2008 compared to $26.3 million, or 6.9% of revenue in fiscal 2007.
          Acquired In-process Research and Development. We recorded no in-process research and development, or IPR&D, expenses in fiscal 2008, compared to $5.8 million in fiscal 2007. The fiscal 2007 IPR&D charges were related to the fourth quarter acquisitions of AZNA and Kodeos.
          Amortization of Purchased Intangibles. Amortization of purchased intangibles increased $925,000, or 346.4%, to $1.2 million in fiscal 2008 compared to $267,000 in fiscal 2007. The increase was primarily due to additional amortization related to our fiscal 2007 acquisitions of AZNA and Kodeos.
          Interest Income. Interest income decreased $399,000, or 6.4%, to $5.8 million in fiscal 2008 compared to $6.2 million in fiscal 2007. The decrease was primarily the result of decreasing investment balances and lower interest rates during fiscal 2008.
          Interest Expense. Interest expense increased $3.7 million, or 20.0%, to $21.9 million in fiscal 2008 compared to $18.2 million in fiscal 2007. Interest expense was primarily related to our convertible subordinated notes due in 2008 and 2010. Interest expense related to these notes was approximately $14.4 million and $13.8 million in fiscal 2008 and 2007, respectively, of which, $4.9 million and $4.8 million, respectively, represented the amortization of the beneficial conversion feature of these notes and $4.9 million and $4.8 million, respectively, represented non-cash charges related to the adoption of FSP APB 14-1. The remaining interest expense in both years consisted primarily of interest on a convertible note issued in connection with the AZNA acquisition, interest on a bank note, and imputed interest of a financing liability associated with the sale/leaseback of a building.
          Loss on Convertible Debt Exchange. In fiscal 2007, we exchanged $100 million of our 2 1/2% convertible subordinated notes due in 2010 for $100 million of new 2 1/2% convertible senior subordinated notes also due in 2010. Among other features, the new notes eliminated a put option that would have allowed the holders to require the redemption of the debt on October 15, 2007 for cash or shares. As a result of the exchange, we recorded a non-cash charge for the extinguishment of the original notes of $31.6 million in fiscal 2007.
          Other Income (Expense), Net. Other income (expense), net consisted of a net expense of $113,000 in fiscal 2008 compared to $631,000 in fiscal 2007. Other expense primarily consisted of non-cash amortization of subordinated loan costs which was $1.3 million in fiscal 2008 and $1.2 million in fiscal 2007. Also included in fiscal 2008 was a net gain of $960,000 which was primarily related to a non-cash gain associated with marking to fair value the liability for certain stock option modifications and gains on the disposal of abandoned equipment, offset by a loss on the sale of shares and the issuance of a call option on the remaining shares held in a minority investment. Also included in fiscal 2007 was a net gain of $507,000 which was primarily related to gains on the disposal of abandoned equipment.
          Provision for Income Taxes. We recorded an income tax provision of $2.2 million for fiscal 2008 compared to $2.8 million for fiscal 2007. The income tax provisions in fiscal 2008 and 2007 were primarily the result of establishing a deferred tax liability to reflect tax amortization of goodwill for which no book amortization has occurred. The decrease of $577,000 was primarily due to the tax effect of the write-off of goodwill in our network performance systems reporting unit. Due to the uncertainty regarding the timing and extent of our future profitability, we have recorded a valuation allowance to offset potential income tax benefits associated with our operating losses. As a result, we did not record any income tax benefit in either fiscal 2008 or 2007. There can be no assurance that deferred tax assets subject to the valuation allowance will ever be realized.
          Cumulative effect of adoption of SFAS 123R. Upon the adoption of SFAS 123R on May 1, 2006, we recorded in fiscal 2007 an additional $1.2 million cumulative benefit from change in accounting principle, net of tax, reflecting the net cumulative impact of estimated forfeitures related to unvested stock options as of May 1, 2006 that were previously not included in the determination of historic stock-based compensation expense under APB 25 in periods prior to May 1, 2006.
          Income/Loss from Discontinued Operations, Net of Taxes. Loss from discontinued operations increased $36.5 million to $46.2 million in fiscal 2008 compared to a loss of $9.6 million in fiscal 2007. This increase was primarily due to goodwill impairment charges. Based on our annual goodwill impairment analysis in fiscal 2008, we determined that the goodwill related to our network performance test systems reporting unit was impaired and had an estimated implied fair value of zero. As a result, we recorded an estimated impairment charge of $40.1 million in the fourth quarter of fiscal 2008.

Liquidity and Capital Resources
          Net cash provided by operating activities totaled $382,000 in fiscal 2009, compared to $34.6 million in fiscal 2008 and $29.0 million in fiscal 2007. The decrease in cash provided by operating activities in fiscal 2009 was due to our net loss as adjusted to exclude goodwill impairment charges, depreciation, amortization and other non-cash related items in the income statement totaling $310.0 million and changes in working capital requirements which were primarily related to a significant increase in accounts receivable and significant decrease in other accrued liabilities, accrued compensation and deferred income taxes. In fiscal 2009, accrued liabilities decreased by $9.8 million primarily because of the $11.2 million reduction in financing liability related to the termination of a sale-leaseback agreement with the landlord for one of our facilities located in Sunnyvale, California. This decrease was partially offset by an increase in liability relating to the sales of accounts receivable made under our non-recourse accounts receivable sales agreement with Silicon Valley Bank. Accrued compensation decreased by $4.7 million due to reduced salaries and bonuses under the salary reduction plan that we announced in the fourth quarter of fiscal 2009, lower headcount and the reversal of $800,000 of accrued payroll tax liability relating to the stock compensation investigation which was completed during fiscal 2009. Deferred income taxes decreased mainly because of a $7.8 million reversal of previously recorded deferred tax liabilities as a result of the impairment of goodwill in fiscal 2009. Cash provided by operating activities for fiscal 2008 primarily consisted of operating losses as adjusted to exclude depreciation, amortization and other non-cash related items in the income statement totaling $6.6 million and changes in additional working capital which were primarily related to a decrease in accounts receivable and an increase in other accrued liabilities. Working capital uses of cash in fiscal 2008 included cash inflows of $23.2 million offset by outflows of $6.9 million. Cash inflows were primarily due to a $1.4 million increase in accounts payable, an $8.9 million decrease in account receivable, a $7.3 million increase in other accrued liabilities and a $3.8 million increase in accrued compensation. The increase in accounts payable was primarily due to the timing of payments. The decrease in accounts receivable was primarily due to the sale of receivables, partially offset by an increase in revenues. The increase in inventories was due to increases in revenues and unit volume. The increase in other assets was primarily due to an increase in other accounts receivable. The increase in accrued compensation was primarily due to employee stock purchase plan withholding and higher payroll related accruals. The increase in deferred income taxes was primarily due to the book and tax differences associated with the amortization of goodwill related to certain asset acquisitions. Cash outflows were primarily due to a $1.2 million increase in inventories and a $5.5 million increase in other assets, primarily related to an increase in receivables from subcontractors due to an increased volume of business with them.
          Net cash provided by investing activities totaled $45.0 million in fiscal 2009 and $5.0 million in fiscal 2008 compared to net cash used in investing activities of $38.0 million in fiscal 2007. Net cash provided by investing activities in fiscal 2009 was primarily related to $38.4 million in net maturities of available-for-sale investments and $30.1 million of cash obtained as a result of the Optium merger, offset by $23.9 million of purchases of equipment to support production expansion. Cash provided by investing activities in fiscal 2008 primarily consisted of $30.8 million in proceeds from net sales of short-term investments, $1.6 million in proceeds from the sale of an equity investment, $600,000 in proceeds from the sale of property and equipment and $600,000 in maturity of restricted securities. The use of cash in investing activities in fiscal 2008 was primarily related to purchases of equipment of $27.2 million to support increased production volumes, and a $2.0 million equity investment in a private company accounted for under the cost method. Cash used by investing activities in fiscal 2007 consisted of $5.0 million in maturity of restricted securities and $1.1 million in proceeds from the sale of a minority investment. The use of cash in investing activities in fiscal 2007 was primarily related to our acquisitions of AZNA and Kodeos, purchases of equipment of $22.3 million to support increased production volume, and net purchases of short-term investments of $11.7 million.
          Net cash used in financing activities totaled $87.7 million in fiscal 2009 compared to $16.3 million in fiscal 2008 and net cash provided by financing activities of $1.8 million in fiscal 2007. Cash used in financing activities for fiscal 2009 primarily reflected repayments of $107.9 million on our outstanding convertible notes and $4.2 million of bank borrowings, partially offset by proceeds of $20.0 million from bank borrowings and $4.5 million from the exercise of stock options and purchases under our stock purchase plan. The $107.9 million of repayments on our convertible notes included retirement of our outstanding 5 1/4% convertible subordinated notes, in the principal amount of $92 million, through a combination of private purchases and repayment at maturity, and repurchase of $8.0 million principal value of our 2 1/2% convertible notes at a discount resulting in a realized gain of $4.1 million. Cash used by financing activities in fiscal 2008 primarily consisted of repurchases of $8.2 million in principal amount of our outstanding 5 1/4% convertible notes due in October 2008, repayment of $6.0 million of convertible notes issued in conjunction with the AZNA acquisition and repayments of $2.0 million under an equipment loan, partially offset by proceeds from the exercise of employee stock options. Cash provided by financing activities in fiscal 2007 primarily consisted of proceeds of $4.1 million from the exercise of employee stock options and purchases of stock under our employee stock purchase plan offset by repayments of an equipment loan.

     Cash Requirements
          Our anticipated cash requirements for the next 12 months are primarily to fund:
•	Operations

•	Research and development

•	Debt repayments

•	Restructuring payments

•	Capital expenditures
          Our contractual obligations at April 30, 2009 totaled $224.6 million, as shown in the following table (in thousands):

		Payments Due by Period
Contractual		Less than			After
Obligations	Total	1 Year	1-3 Years	3-5 Years	5 Years
Current portion of long-term debt	$6,107	$6,107	—	—	—
Long-term debt	15,305	—	$9,555	$5,750	—
Convertible debt	142,000	—	142,000	—	—
Interest on debt	7,845	4,740	2,802	303	—
Operating leases	50,381	7,959	11,838	8,303	22,281
Purchase obligations	2,965	2,965	—	—	—

Total contractual obligations	$224,603	$21,771	$166,195	$14,356	$22,281

          At April 30, 2009, total long-term debt and convertible debt was $163.4 million, compared to $257.6 million at April 30, 2008.
          Long-term debt consists of a note payable to a financial institution under which we borrowed $9.9 million in December 2005. At April 30, 2009, the remaining principal balance outstanding under this note was $3.7 million. This note is payable in 60 equal monthly installments beginning in January 2006 and is secured by certain property and equipment. Long-term debt also includes borrowings made by our Malaysian subsidiary under two separate loan agreements entered by them with a Malaysian bank in July 2008. The first loan is payable in 20 equal quarterly installments of $750,000 beginning in January 2009 and the second loan is payable in 20 equal quarterly installments of $250,000 beginning in October 2008. Both loans are secured by certain property of our Malaysian subsidiary, guaranteed by us and subject to certain covenants. We were in compliance with all covenants associated with these loans as of April 30, 2009. At April 30, 2009, the principal balance outstanding under these notes was $17.7 million.
          Convertible debt consists of a series of convertible subordinated notes in the aggregate principal amount of $50.0 million due October 15, 2010 and a series of convertible senior subordinated notes in the aggregate principal amount of $92.0 million due October 15, 2010. The notes are convertible by the holders at any time prior to maturity into shares of Finisar common stock at specified conversion prices. The notes are redeemable by us, in whole or in part. Aggregate annual interest payments on both series of notes are approximately $3.6 million. On August 11, 2009, we exchanged $47,504,000 aggregate principal amount of the notes under exchange offers which commenced on July 9, 2009. We settled $33,100,000, or 66.2%, of the $50,000,000 aggregate outstanding principal amount of 2 1/2% Convertible Subordinated Notes due 2010; and $14,404,000, or approximately 15.7%, of the $92,000,000 aggregate outstanding principal amount of 2 1/2% Convertible Senior Subordinated Notes due 2010. On September 8, 2009, we repurchased $15.2 million principal amount of our Senior Subordinated Notes in a privately negotiated transaction. For each $1,000 principal amount of the Notes, we paid $952 in cash, for a total purchase price of $14.5 million plus accrued interest of $154,000 After the repurchase and the settlement of the Exchange Offers discussed above, approximately $79.3 million aggregate principal amount of notes remained outstanding.
          Interest on debt consists of the scheduled interest payments on our short-term, long-term, and convertible debt.
          Operating lease obligations consist primarily of base rents for facilities we occupy at various locations.
          Purchase obligations consist of standby repurchase obligations and are related to materials purchased and held by subcontractors on our behalf to fulfill the subcontractors’ purchase order obligations at their facilities. Our repurchase obligations of $3.0 million have been expensed and recorded on the balance sheet as non-cancelable purchase obligations as of April 30, 2009.
     Sources of Liquidity
          At April 30, 2009, our principal sources of liquidity consisted of $37.1 million of cash, cash equivalents and “available-for-sale” investments and an aggregate of $65 million available under various credit facilities with Silicon Valley Bank subject to certain restrictions and limitations.

          Available Credit Facilities
          On March 14, 2008, we entered into a revolving line of credit agreement with Silicon Valley Bank. Under the terms of the agreement, the bank provided a $50 million revolving line of credit that was available to us through March 13, 2009. On October 28, 2008, this agreement was amended to decrease the amount available under the revolving line to $45 million, subject to certain restrictions and limitations and to extend the term of the credit facility through July 15, 2010. Borrowings under this line are collateralized by substantially all of our assets except our intellectual property rights and bear interest, at our option, at either the bank’s prime rate plus 0.5% or LIBOR plus 3.0%. The facility is subject to financial covenants including an adjusted quick ratio covenant and an EBITDA covenant which are tested as of the last day of each month. On April 30, 2009, this agreement was amended further to add an unrestricted cash covenant, which currently restricts our borrowing availability under this line to $25 million. We were not in compliance with the adjusted quick ratio covenant at November 30, 2008 or December 31, 2008 and received a waiver from the bank for such non-compliance. We were in compliance with all covenants associated with this facility as of April 30, 2009. There were no outstanding borrowings under this revolving line of credit at April 30, 2009.
          On April 29, 2005, we entered into a letter of credit reimbursement agreement with Silicon Valley Bank. There have been several amendments to this agreement, the latest being on April 30, 2009. Under the terms of the latest amended agreement, Silicon Valley Bank will provide to the Company, through October 24, 2009 a $4.0 million letter of credit facility covering existing letters of credit issued by Silicon Valley Bank and any other letters of credit that we may require. Outstanding letters of credit secured under this agreement at April 30, 2009 totaled $3.4 million.
          On October 24, 2004, we entered into a non-recourse accounts receivable purchase agreement with Silicon Valley Bank. There have been several amendments to this agreement, the latest being on October 28, 2008. Under the terms of the amended agreement, we may sell to Silicon Valley Bank, through October 24, 2009 up to $16 million of qualifying receivables whereby all right, title and interest in the Company’s invoices are purchased by Silicon Valley Bank. During fiscal 2009, 2008 and 2007, we sold receivables totaling $37.7 million, $22.2 million and $14.7 million, respectively, under this facility.
          On July 8, 2009, the Company received a written commitment from Silicon Valley Bank to further modify the Company’s existing credit facilities in order to facilitate the Exchange Offers. Principal modifications include:
•	A reduction in the total size of the Company’s secured revolving line of credit from $45 million to $25 million; and

•	Revised covenants that permit the use of borrowings under the secured revolving line of credit for a portion of the Exchange Consideration in connection with the Exchange Offers and the use of up to an aggregate of $50 million of cash from all sources for that purpose.
          On October 2, 2009, we entered into an agreement with Wells Fargo Foothill, LLC to establish a new four-year $70 million senior secured revolving credit facility, which is referred to as the credit facility, to finance working capital and to refinance existing indebtedness, including the repurchase or repayment of our remaining outstanding convertible notes. Borrowings under the credit facility will bear interest at rates based on the prime rate and LIBOR plus variable margins, under which applicable interest rates currently range from 5.75% to 6.25% per annum. Borrowings will be guaranteed by our U.S. subsidiaries and secured by substantially all of the assets of Finisar and its U.S. subsidiaries. The credit facility matures four years following the date of the agreement, subject to certain conditions. The initial advance under the credit facility will occur following the satisfaction of certain conditions precedent.
          We believe that our existing balances of cash, cash equivalents and short-term investments, together with the cash expected to be generated from our future operations, will be sufficient to meet our cash needs for working capital and capital expenditures for at least the next 12 months. We may, however, require additional financing to fund our operations in the future and we will require additional financing to repay all of our remaining convertible subordinated notes which mature in October 2010. A significant contraction in the capital markets, particularly in the technology sector, may make it difficult for us to raise additional capital if and when it is required, especially if we experience disappointing operating results. If adequate capital is not available to us as required, or is not available on favorable terms, our business, financial condition and results of operations will be adversely affected.
Off-Balance-Sheet Arrangements
          At April 30, 2009 and April 30, 2008, we did not have any off-balance sheet arrangements or relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which are typically established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Pending Adoption of New Accounting Standards
          In June 2009, the FAS issued SFAS No. 166, Accounting for Transfers of Financial Assets, (“SFAS 166”), an amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Board’s objective in issuing this Statement is to improve the relevance, representational faithfulness, and comparability of the information that a reporting entity provides in its financial statements about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement, if any, in transferred financial assets. This Statement must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter. Earlier application is prohibited. This Statement must be applied to transfers occurring on or after the effective date. We are currently evaluating the potential impact, if any, of the adoption of SFAS 166 on our consolidated results of operations and financial condition.
          In May 2009, the FASB issued SFAS No. 165, Subsequent Events (SFAS No. 165). SFAS 165 requires an entity to recognize in the financial statements the effects of all subsequent events that provide additional evidence about conditions that existed at the date of the balance sheet. For nonrecognized subsequent events that must be disclosed to keep the financial statements from being misleading, an entity will be required to disclose the nature of the event as well as an estimate of its financial effect, or a statement that such an estimate cannot be made. In addition, SFAS 165 requires an entity to disclose the date through which subsequent events have been evaluated. SFAS 165 is effective for us beginning in the first quarter of fiscal 2010 and is required to be applied prospectively. The impact of SFAS 165 will depend upon the nature of subsequent events that occur after the effective date.
          In April 2009, the FASB released three FSPs intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly (“FSP 157-4”), provides additional guidelines for estimating fair value in accordance with SFAS157. FSP FAS 115-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP 115-2”), provides additional guidance related to the disclosure of impairment losses on securities and the accounting for impairment losses on debt securities. FSP 115-2 does not amend existing guidance related to other-than-temporary impairments of equity securities. FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1 and APB 28-1”), increases the frequency of fair value disclosures. All of the aforementioned FSPs are effective for interim and annual periods ending after June 15, 2009 and will be effective for us beginning with the first quarter of fiscal 2010. We do not expect the adoption of these FSPs will have a material impact on our results of operations, financial position or our financial statement disclosures as applicable.
          In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles (“SFAS 162”). SFAS 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (the GAAP hierarchy). SFAS 162 will become effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles. We do not expect the adoption of SFAS 162 to have a material effect on our consolidated results of operations and financial condition.
          In April 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets (“FSP 142-3”). FSP 142-3 amends the factors that should be considered in developing renewal or extension assumptions used in determining the useful life of a recognized intangible asset under SFAS 142. This new guidance applies prospectively to intangible assets that are acquired individually or with a group of other assets in business combinations and asset acquisitions. FSP 142-3 is effective for fiscal years beginning after December 15, 2008, and early adoption is prohibited. The impact of FSP 142-3 will depend upon the nature, terms, and size of any acquisitions we may consummate after the effective date.
          In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (SFAS 160). SFAS 160 addresses the accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. FAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008, and will be adopted by us in fiscal 2010. We are currently assessing the impact of this standard on our future consolidated results of operations and financial condition.

          In December 2007, the FASB issued SFAS No. 141R, Business Combinations (SFAS 141R). FAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in our financial statements the identifiable assets acquired, the liabilities assumed, and any non-controlling interest in the acquiree. The statement also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. Accordingly, any business combinations we engage in subsequent to May 1, 2009 will be accounted for in accordance with SFAS 141R. We expect SFAS. 141R will have an impact on our consolidated financial statements but the nature and magnitude of the specific effects will depend upon the nature, terms and size of the acquisitions we consummate. We are currently assessing the impact of this standard on our future consolidated results of operations and financial condition.